UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

April 3, 2014
Date of Report (Date of earliest event reported)
CYPRESS SEMICONDUCTOR CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	1– 10079	94-2885898
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

198 Champion Court San Jose, California 95134-1599

(Address of principal executive offices)
(408) 943-2600
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Compensatory Arrangements of Certain Officers
CFO Transition Package
On May 2, 2014, the Compensation Committee of our Board of Directors approved a new compensation package for Thad Trent, the successor chief financial officer to Brad Buss, who will step down from that role as of June 1, 2014. In recognition of his new role as the Company's chief financial officer, effective June 1, 2014, Mr. Trent will earn a base annual salary of $275,490 and receive a service-based grant of 20,000 restricted stock units ("RSUs") which vest at a rate of 10,000 per year over the next two years. Mr. Trent will retain the opportunity to earn up to 40,000 performance-based restricted stock units under the Company's 2014 PARS Program (as more fully described below).
2014 Performance-based Restricted Stock (“PARS”) Program
On April 3, 2014, the Compensation Committee approved the issuance of certain performance-based restricted stock units to the Company’s named executive officers (other than Mr. Brad Buss who will step down as CFO in June) under the Company's 2014 Performance Accelerated Restricted Stock, or PARS, Program (the “2014 PARS Program”). Unlike the 2013 PARS Program, earning the restricted stock units (“RSUs”) under the 2014 PARS Program is largely contingent on the Company meeting certain revenue and Total Shareholder Return (TSR) targets, in addition to the achievement of individual goals designed to ensure the Company's strategic, financial and operational success. Also different from the 2013, the 2014 PARS Program contains a multi-year vesting component as well as a small service-based component.
The grants under the 2014 PARS Program will vest based on the Company’s achievement against three performance milestones, with an adjustment or multiplier based on the Company's Total Shareholder Return, or TSR. For each 2014 grant, 60% of the grant will be subject to Milestone #1, 20% of the grant will be subject to Milestone #2, and 20% of the grant will be subject to Milestone #3. The three milestones for the 2014 PARS Program, as approved by the Compensation Committee, are as follows:
Milestone #1- Our Chief Executive Officer’s annual goals, or CSFs, include various corporate-level strategic goals focused on financial results of operation, cost savings, gaining additional market share, introducing new products on specific schedules, implementing various operational and customer-facing systems as well as achieving certain organizational best practices (the “CEO CSFs”). The CEO CSFs represent the action items that are most critical to the Company’s short- and long-term success. There is no discretionary component to the score of the CEO CSFs as each goal is specific and measurable. In order for a PARS participant to earn 100% of the shares underlying Milestone #1, our CEO must obtain 85 points or greater (out of a possible 100 points) under the CEO CSFs and achievement then scales down linearly to 0% of shares earned if the CEO CSF score is less than 60 points.

Milestone #2- In order for a PARS participant to earn 100% of the RSUs underlying Milestone #2, the Company must achieve a specific revenue amount levels in fiscal year 2015 which scales down linearly to 0% of the shares earned if the dollar value of the specific revenue amount is less than target.

Milestone #3- In order for a PARS participant to earn 100% of the RSUs underlying Milestone #2, the PARS participant must remain employed through January 30, 2016. 75% of Milestone #3 PARS shares vest on January 30, 2015 and the remaining 25% will vest on January 30, 2016.

Both Milestones #1 and #2 will be multiplied by a Total Shareholder Return (TSR) Factor, for the applicable milestone performance period as compared to the performance of a Peer Group of Companies as detailed in our 2014 Proxy. The TSR factor, which adjusts on a linear scale, is .625 if Cypress is at the 10th or lower rank order percentile, 1.0 if Cypress is in the 40th and 60th rank percentile and 1.375 is Cypress is at the 90th or higher rank order percentile.

The payout amount for both Milestones #1 and #2 have the potential to exceed the total 2014 grant amount if the Company and the PARS participant significantly outperform the milestones, the TSR factor and their individual goals. In order to achieve greater than 100% of Milestone #1, a perfect score of 100 must be earned on the CEO CSFs, which has never happened in the history of the Company. To achieve greater than 100% on Milestone #2 the Company must exceed the stretch revenue targets milestones by certain amounts. The potential amount that can be earned is adjusted on a linear scale and has a cap of 160% of the target.

Below are the total grants made to each named executive officer under our 2014 PARS Program, which are 29% to 42% less than the amounts granted under the 2013 PARS Program:

Name	Title	2014 Milestone #1	2014 Milestone #2	2014 Milestone #3	2014 Total Grant
T.J. Rodgers	President and Chief Executive Officer	222,000	74,000	74,000	370,000
Paul D. Keswick	Executive Vice President, Marketing & IT	120,000	40,000	40,000	200,000
Badri Kothandaraman	Executive Vice President, Data Communications Division	90,000	30,000	30,000	150,000
Dana Nazarian	Executive Vice President, Memory Products Division	120,000	40,000	40,000	200,000
Dan McCranie	Executive Vice President, Sales & Applications	90,000	30,000	30,000	150,000

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
CYPRESS SEMICONDUCTOR CORPORATION

Date: May 5, 2014	By: /s/ Brad W. Buss________________________
Brad W. Buss
Chief Financial Officer, Executive Vice President, Finance and Administration